Exhibit 10(c)


                         Consent of Price Waterhouse LLP

                       Consent of Independent Accountants




We hereby consent to the use in the Statement of Additional Information constituting part of the WRL Freedom Conqueror Post-Effective Amendment No. 10 to the Registration Statement on Form N-4 of our report dated January 31, 1997, relating to the financial statements and selected per unit data and ratios of the sub-accounts comprising the WRL Series Annuity Account - WRL Freedom Bellwether and WRL Freedom Conqueror Contracts, which appears in such Statement of Additional Information. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information.



Price Waterhouse LLP


Kansas City, Missouri

December 19, 1997